Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2021 RESULTS

August 11, 2021 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues of $24.9 million for the quarter ended June 30, 2021 compared to $22.9 million for the quarter ended June 30, 2020. Gross margins for the quarter ended June 30, 2021 were 22.5% compared with 23.5% for the quarter ended June 30, 2020. During the quarter ended June 30, 2021, the Company continued to experience higher manufacturing costs associated with steel and OEM parts pricing, as well as unabsorbed manufacturing labor and overhead expenses related to the paver line. The negative effect of these higher manufacturing costs on the quarter ended June 30, 2021, was partially offset by improved margins on certain equipment sales recognized over time and increased parts sales, in dollars and as a percentage of total net revenues, at higher margins.

Product engineering and development expenses increased $327,000 to $1,176,000 for the quarter ended June 30, 2021, as compared to $849,000 for the quarter ended June 30, 2020, due primarily to engineering wages related to the paver line. Selling, general and administrative (“SG&A”) expenses increased by $680,000 to $3,202,000 for the quarter ended June 30, 2021, as compared to $2,522,000 for the quarter ended June 30, 2020. The increase in SG&A expenses was primarily due to expenses related to the paver line.

Operating income decreased from $2,014,000 for the quarter ended June 30, 2020 to $1,227,000 for the quarter ended June 30, 2021, due primarily to the operational costs related to the Blaw-Knox acquisition.

For the quarter ended June 30, 2021, interest and dividend income, net of fees, from the investment portfolio was $306,000, as compared to $512,000 in the quarter ended June 30, 2020. The higher income in fiscal 2020 reflects the impact from a larger investment in corporate bonds and a higher average yield to maturity. The fiscal 2021 corporate investment bonds were reduced as the related investments were partially liquidated to fund the Blaw-Knox acquisition. Net realized and unrealized gains on marketable securities were $1,386,000 for the quarter ended June 30, 2021 versus net unrealized and realized gains of $2,888,000 for the quarter ended June 30, 2020. The investment gains for the quarter ended June 30, 2020 reflect a recovery in the domestic equity markets after the initial declines from the impact of the COVID-19 pandemic in the quarter ended March 31, 2020.

The effective income tax rate for the quarters ended June 30, 2021 and 2020 was 20.0%. Net income for the quarter ended June 30, 2021 was $2,335,000, or $0.16 per diluted share, versus $4,322,000, or $0.29 per diluted share, for the quarter ended June 30, 2020.

For the nine months ended June 30, 2021 the Company had net revenue of $65.2 million and net income of $6.2 million ($0.42 per diluted share) versus net revenue of $67.0 million and net income of $6.2 million ($0.42 per diluted share) for the nine months ended June 30, 2020.

At June 30, 2021, the Company had $122.9 million of cash and marketable securities compared to $125.1 million at September 30, 2020. Net working capital was $155.9 million at June 30, 2021. The Company had no short-term or long-term debt outstanding at June 30, 2021.

The Company’s backlog was $28.5 million at June 30, 2021 compared to $11.7 million at June 30, 2020.

John Elliott, Gencor’s CEO, stated, “We continue to see higher raw material and associated purchased goods costs, and expect these elevated prices to continue for at least the remainder of the year. Gencor’s gross margins were slightly impacted by the higher costs of goods. Revenues were modestly higher compared to the third quarter of fiscal 2020. Production and deliveries were minimally affected by COVID-19 related precautions in the quarter.

We continue to see steady demand for our equipment. Backlog of $28.5 million going into the fourth quarter is well above historic norms. All indications are that the FAST Act which expires on September 30, 2021 will be renewed with a multi-year transportation program. Also, it continues to appear that there will be additional infrastructure funding from the Federal government, which is anticipated to be approved in the second half of 2021.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	For the Quarters Ended June 30,		For the Nine Months Ended June 30,
	2021	2020	2021	2020
Net revenue	$24,919,000	$22,940,000	$65,235,000	$66,963,000
Cost of goods sold	19,314,000	17,555,000	50,504,000	49,920,000

Gross profit	5,605,000	5,385,000	14,731,000	17,043,000
Operating expenses:
Product engineering and development	1,176,000	849,000	3,089,000	2,304,000
Selling, general and administrative	3,202,000	2,522,000	10,235,000	7,465,000

	4,378,000	3,371,000	13,324,000	9,769,000

Operating income	1,227,000	2,014,000	1,407,000	7,274,000

Other income (expense), net:
Interest and dividend income, net of fees	306,000	512,000	1,437,000	1,907,000
Net realized and unrealized gains (losses) on marketable securities	1,386,000	2,888,000	4,873,000	(1,465,000)
Other	—	(10,000)	—	(20,000)

	1,692,000	3,390,000	6,310,000	422,000

Income before income tax expense	2,919,000	5,404,000	7,717,000	7,696,000
Income tax expense	584,000	1,082,000	1,543,000	1,540,000

Net income	$2,335,000	$4,322,000	$6,174,000	$6,156,000

Basic Income per Common Share:
Net income per share	$0.16	$0.30	$0.42	$0.42

Diluted Income per Common Share:
Net income per share	$0.16	$0.29	$0.42	$0.42

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

	June 30, 2021 (Unaudited)	September 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$27,544,000	$35,584,000
Marketable securities at fair value (cost $93,077,000 at June 30, 2021 and $89,514,000 at September 30, 2020)	95,345,000	89,498,000
Accounts receivable, less allowance for doubtful accounts of $307,000 at June 30, 2021 and $442,000 at September 30, 2020	3,120,000	1,992,000
Costs and estimated earnings in excess of billings	—	6,405,000
Inventories, net	40,832,000	27,090,000
Prepaid expenses and other current assets	1,233,000	1,189,000

Total Current Assets	168,074,000	161,758,000

Property and equipment, net	12,251,000	8,341,000
Other long-term assets	948,000	995,000

Total Assets	$181,273,000	$171,094,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,406,000	$1,728,000
Customer deposits	3,761,000	3,853,000
Billings in excess of costs and estimated earnings	685,000	—
Accrued expenses and other current liabilities	2,874,000	2,605,000
Current operating lease liabilities	403,000	328,000

Total Current Liabilities	12,129,000	8,514,000

Deferred and other income taxes	1,203,000	746,000
Non-current operating lease liabilities	491,000	614,000

Total Liabilities	13,823,000	9,874,000

Commitments and contingencies

Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,298,337 shares and 12,287,337 shares issued and outstanding at June 30, 2021 and September 30, 2020, respectively	1,230,000	1,229,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at June 30, 2021 and September 30, 2020	232,000	232,000
Capital in excess of par value	12,386,000	12,331,000
Retained earnings	153,602,000	147,428,000

Total Shareholders’ Equity	167,450,000	161,220,000

Total Liabilities and Shareholders’ Equity	$181,273,000	$171,094,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2020; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000